Exhibit 4.15
STOCK RESTRICTION AND PUT RIGHT AGREEMENT
This Stock Restriction Agreement (the “Agreement”) is made as of July 28, 2004 by and among comScore Networks, Inc., a Delaware corporation (the “Company”) and Lawrence Denaro (“Denaro”).
RECITALS
     A. Company, Denaro and certain other parties have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) which provides for the acquisition of Denaro & Associates, Inc. d/b/a Q2 Brand Intelligence, Inc. (“Q2”) by Company. Pursuant to the Merger Agreement and as consideration for his interest in Q2, Denaro shall receive, in part, shares of common stock of Company, and a corresponding Put Right, as defined below, to sell such shares back to the Company. The Put Right is an integral part of the consideration under the Merger Agreement, without which Denaro would not have sold his interest in Q2.
     B. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.
     C. As a condition to the Merger Agreement, Denaro and Company agreed to enter into this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and representations set forth herein, intending to be legally bound hereby, the parties agree as follows:
AGREEMENT
     1. Issuance of the Shares. Pursuant to the terms and conditions of the Merger Agreement, at the Closing, the Company shall issue to Denaro an aggregate of 1,060,000 shares of common stock of the Company (the “Common Stock”). For purposes hereof, the term “Shares” shall mean the Common Stock as adjusted for stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares.
     2. Denaro’s Put Right.
          a. Subject to the terms and conditions of this Section 2, on the date that is the third anniversary of the Closing Date (the “Exercise Date”), Denaro shall have the right to require the Company to repurchase some or all of the Shares at a repurchase price of $2.50 per share (as adjusted for stock dividends, stock distributions, combinations, consolidations or splits with respect to such Shares) (the “Put Price”), with an aggregate value of $2,650,000 (the “Put Right”), Denaro shall have ninety (90) days from and including the Exercise Date to exercise this Put Right (the “Exercise Period”). Upon expiration of the Exercise Period, this Put Right shall terminate.
          b. To exercise the Put Right, during the Exercise Period, Denaro shall deliver a written notice to the Company in accordance with Section 7(i) below, of his election to exercise this Put Right that includes the number of Shares he is electing to have repurchased. Within 10 business days of receipt of such written notice and upon the receipt from Denaro of the Company stock certificate(s) duly endorsed for transfer, the Company shall pay to Denaro the aggregate Put Price in cash (by cashier’s check or wire transfer). If less than all of the Shares are repurchased, the Company also shall issue to Denaro a new stock certificate representing the remaining Shares held by Denaro after such repurchase and a corresponding portion of the Put Right shall survive with respect to the remaining shares for the remainder of the Exercise Period.
          c. Notwithstanding anything to the contrary contained in Sections 2(a) and 2(b) above, if, at any time prior to the Exercise Date, the Company shall be involved in (i) a Liquidation Event (as defined below); and (ii) the holders of the Common Stock receive consideration valued at less than $2.50 per share for the shares of stock outstanding immediately prior to the Liquidation Event (valued in accordance with Article IV.B.2(d)(ii) of the Company’s Seventh Amended and Restated Certificate of Incorporation (as such may be amended from time to time after the date hereof) (the "Restated Certificate”)), then the Put Right shall accelerate and become exercisable for cash by Denaro immediately prior to the consummation of such Liquidation Event. The Company shall provide at least 20 days written notice to Denaro of any such Liquidation Event (the “Liquidation Event Notice”). Denaro shall have the option, but shall not be required, to exercise all or any portion of the Put Right for 20 days following the receipt of the Liquidation Event Notice. Within 10 business days of receipt of written notice of such exercise and upon the receipt from Denaro of the Company stock certificate(s) duly endorsed for transfer, the Company shall pay to Denaro the aggregate Put Price in cash (by cashier’s check or wire transfer) with respect to such with respect to such exercise. If Denaro exercises any portion of the Put Right pursuant to this Section 2(c) during such 20 day period, then the Put Right shall terminate as to all of the Shares upon payment of the Company of the amounts due hereunder. If Denaro elects not to exercise the Put Right pursuant to this Section 2(c) during such 20-day period, then the Put Right shall remain in full force and effect under the terms and conditions of this Agreement.
               For the purposes of this Section 2(c), “Liquidation Event” shall be deemed to mean (i) a liquidation, dissolution or winding up of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or corporations (or entity or entities) (unless the Company’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Company before the transaction) at least a majority of the voting power of the surviving or successor entity to the business and assets of the corporation); (iii) a sale, conveyance or disposition of all or substantially all of the assets of the Company (other than a pledge of assets or grant of security interest therein to a commercial lender or similar entity in connection with commercial lending or similar transactions) (unless the Company’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Company before the transaction) at least a majority of the voting power of the surviving entity or successor to the business and assets of the Company); (iv) any sale, transfer or issuance or series of sales, transfers or issuances of shares of the Company’s capital stock by the Company or the existing holders thereof to new holders, as a result of which the holders of the Company’s outstanding capital stock possessing the voting power to elect a majority of the Company’s Board immediately prior to such sale, transfer or issuance cease to own the requisite amount of the Company’s outstanding capital stock to possess the voting power to elect a majority of the Company’s Board; or (v) the effectuation of a transaction or series of related transactions in which at least a majority of the Company’s the outstanding voting power is transferred to another entity; provided that an Automatic Recapitalization (as defined in the Restated Certificate) shall not be deemed a Liquidation Event so long as (y) Denaro is a stockholder after such Automatic Recapitalization and (ii) the Put Right, as set forth in this Agreement, is attached to the shares held by Denaro after such Automatic Recapitalization.
          d. Notwithstanding anything to the contrary contained in this Section 2, the Company’s obligation to repurchase any Shares under this Section 2 is subject to Delaware General Corporation Law and any other applicable local, state or federal law, statute or rule.

          e. Without prejudice to the remedies available to Denaro under this Agreement or otherwise, if the Company fails to make payment when due hereunder, the Company shall pay in respect of such due and unpaid amount, a late payment calculated from the date of default until all amounts due hereunder are paid at an annual rate of twelve percent (12%) or the maximum rate permitted by applicable usury law, whichever is lower.
     3. Company’s Right of First Refusal. Before any Shares held by Denaro or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3 (the “Right of First Refusal”).
          a. Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) in accordance with Section 7(i) below stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).
          b. Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase some or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.
          c. Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the officers of the Company and Denaro (or his heirs or representatives in the case of any transfer by operation of law) in good faith shall agree on the cash equivalent value of the non-cash consideration.
          d. Payment. Payment of the Purchase Price shall be made in cash (by cashier’s check or wire transfer) within thirty (30) days after receipt of the Notice.
          e. Holder’s Right to Transfer. To the extent all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3, then the Holder may sell or otherwise transfer such unpurchased Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.
          f. Exception for Certain Transfers. Notwithstanding anything to the contrary contained in this Section 3, the transfer of any or all of the Shares during Denaro’s lifetime or on Denaro’s death by will or intestacy to Denaro’s immediate family or a trust for the benefit of Denaro’s immediate family shall be exempt from the provisions of this Section 3; provided, that any such transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Shares in the hands of such transferee. “Immediate family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or a trust formed for the sole benefit of Denaro and/or any of the above or a limited liability company solely owned by Denaro and/or any of the above.
          g. Attachment of Put Right. The Put Right is attached to the Shares and accrues to the benefit of any and all holders of such Shares.
          h. Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a change of control of the Company in which the successor corporation has equity securities that are publicly traded on a national securities exchange or on the Nasdaq Stock Market.
     4. Lock-Up Period. Denaro hereby agrees that, if so requested by the representative of the managing underwriter (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, Denaro shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (the "Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. Such restrictions shall not apply unless:
          a. all officers and directors of the Company enter into similar agreements or are bound by similar agreements with the Company; and
          b. the Company uses all reasonable efforts to obtain from persons who hold in excess of one percent (1%) of the Company’s outstanding capital stock, a lock-up agreement similar to that set forth in this Section 4.
Notwithstanding the foregoing, the obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a transaction under Rule 145 of the Act.
     5. Restrictive Legends and Stop-Transfer Orders.
          a. Legends. Denaro understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE STOCK RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.
          b. Stop-Transfer Notices. Denaro agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
          c. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends, or accord the Put Right to any purchaser or other transferee to whom such Shares shall have been so transferred.
     6. Representations and Warranties. The Company and Denaro hereby represents and warrants to the other that:
          a. it has the full power, authority and legal right to incur the obligations provided for in this Agreement, to execute and deliver this Agreement, and to perform and observe the terms and provisions hereof;
          b. this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
          c. the execution, delivery and performance of this Agreement have been duly authorized by all necessary actions on its part;
          d. the execution, delivery and performance of this Agreement does not violate or exceed its or his powers or contravene (i) any provision of any applicable law, regulation, decree or order to which it is subject, (ii) any provision of its charter documents, or (iii) any provision of any mortgage, deed, contract, agreement or other instrument to which it is a party, or which is binding upon it or any of its assets;
          e. all authorizations, consents, approvals and licenses required for the execution, delivery and performance of this Agreement have been duly obtained or granted and are in full force and effect.
     7. General Provisions.
          a. Set-Off. All payments which the Company is required to make under this Agreement shall be (i) subject to set-off in accordance with Section 6.5 of the Merger Agreement; and (ii) made without deduction or withholding for any tax unless the Company is required to make a deduction or withholding by applicable law, regulation or rule; provided, however, that Denaro shall be responsible for any applicable transfer tax on the sale of the Shares.

          b. Further Documents. Each party agrees upon request of the other party to execute any further documents or instruments necessary or reasonably desirable in the view of the other party to carry out the purposes or intent of this Agreement.
          c. Waiver. A party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and shall not constitute a waiver of any party’s right to assert any other legal remedy available to it. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
          d. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          e. Binding Effect and Assignment. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Notwithstanding any such assignment, the Company shall remain subject to its obligations set forth herein. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Denaro and his or her heirs, executors, administrators, successors and assigns.
          f. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Company and Denaro.
          g. Remedies. Notwithstanding any other provision of this Agreement, in the event the Company defaults under Section 2 above or is unable to honor the Put Right because of Section 2(d) above or fails to timely pay the Put Price hereunder for any other reason, and such failure or default is uncured within thirty (30) days after written notice from Denaro of his election to exercise his rights under this Section 7(g), then Denaro shall be entitled to pursue any and all remedies available to him, at law or in equity or otherwise, against the Company with respect to such default or failure to pay.
          h. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Denaro set forth in Section 3 or Section 4. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.
          i. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that such notices of change of address shall only be effective upon receipt); provided, however, that notices sent by mail will not be deemed given until received:

If to the Company:	comScore Networks, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Chief Financial Officer
Telephone Number: (703)438-2000

With a copy to:	comScore Networks, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Corporate Counsel
Telephone Number:(703) 43 8-2000

If to Denaro:	To the address for notice set forth on the signature page hereof.
     The Company agrees to notify Denaro of any change in its address above.
          j. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          k. Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and other reasonable costs incurred in connection with such action.
          l. Interpretation. The captions and section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this General Release, the words “includes” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by words “without limitation.”
          m. Entire Agreement. This Agreement and the Merger Agreement (and the exhibits thereto), constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Denaro with respect to the subject matter hereof.
          n. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall be valid and binding as original manual signatures.
          o. Effect of Headings. The captions and section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
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The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. Denaro agrees to notify the Company of any change in his address below.

LAWRENCE DENARO	COMSCORE NETWORKS, INC

/s/ Lawrence Denaro	/s/ Sheri L Huston

Signature	Signature

Lawrence Denaro	Sheri L Huston

Print Name	Print Name
CFO

Print Title
Address:

[Signature Page to Stock Restriction Agreement]